Exhibit 99.3

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30	December 31
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$148,178	$164,541
Notes receivable, current	122,976	214,513
Accounts receivable less accumulated provision for doubtful accounts of $5,455 at June 30, 2005, and $5,514 at December 31, 2004	939,715	1,061,140
Fuel, emission allowances, and supplies	502,482	444,750
Prepayments and other	279,138	174,624
Energy risk management current assets	352,397	381,146
Total current assets	2,344,886	2,440,714

Property, Plant, and Equipment - at Cost
Utility plant in service	10,386,087	10,076,468
Construction work in progress	377,517	333,687
Total utility plant	10,763,604	10,410,155
Non-regulated property, plant, and equipment	4,798,284	4,700,009
Accumulated depreciation	5,355,813	5,180,699
Net property, plant, and equipment	10,206,075	9,929,465

Other Assets
Regulatory assets	988,308	1,030,333
Investments in unconsolidated subsidiaries	488,411	513,675
Energy risk management non-current assets	306,495	138,787
Notes receivable, non-current	182,815	193,857
Other investments	125,192	125,367
Goodwill and intangible assets	154,047	132,752
Restricted funds held in trust	313,692	358,006
Other	147,685	119,361
Total other assets	2,706,645	2,612,138

Total Assets	$15,257,606	$14,982,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,255,484	$1,348,576
Accrued taxes	128,713	216,804
Accrued interest	59,016	54,473
Notes payable and other short-term obligations	865,257	958,910
Long-term debt due within one year	478,046	219,967
Energy risk management current liabilities	370,960	310,741
Other	134,525	171,188
Total current liabilities	3,292,001	3,280,659

Non-current Liabilities
Long-term debt	3,975,072	4,227,741
Deferred income taxes	1,554,037	1,597,120
Unamortized investment tax credits	95,413	99,723
Accrued pension and other postretirement benefit costs	732,361	688,277
Regulatory liabilities	575,729	557,419
Energy risk management non-current liabilities	299,541	127,340
Other	205,247	225,298
Total non-current liabilities	7,437,400	7,522,918

Total Liabilities	10,729,401	10,803,577

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,818

Common Stock Equity
Common stock — $0.01 par value; authorized shares — 600,000,000; issued shares — 198,668,812 at June 30, 2005 and 187,653,506 at December 31, 2004; outstanding shares — 198,528,683 at June 30, 2005 and 187,524,229 at December 31, 2004	1,987	1,877
Treasury shares at cost — 140,129 at June 30, 2005, and 129,277 shares at December 31, 2004	(4,766)	(4,336)
Paid-in capital	2,941,747	2,559,715
Retained earnings	1,594,053	1,613,340
Accumulated other comprehensive income (loss)	(67,634)	(54,674)
Total common stock equity	4,465,387	4,115,922

Total Liabilities and Equity	$15,257,606	$14,982,317

Note: Prior year data has been reclassified to conform with current year presentation.